Exhibit 99.2

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

DANKA

Moderator: Doug Pray

August 2, 2007

9:00 am CT

Operator:	Good morning. My name is (Jennifer) and I will be your conference operator today.

At this time I would like to welcome everyone to Danka First Quarter Financial Results Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press star then the number 2.

Thank you. Mr. Pray, you may begin your conference.

Doug Pray:	Thank you (Jennifer). And welcome to Danka’s Fiscal 2008 First Quarter Results Call for Quarter Ending June 30, 2007. Discussing the results will be Chairman and CEO A.D. Frazier and CFO Ed Quibell. After our remarks we’ll be happy to take your questions.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Please be aware that certain statements during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. And we hereby claim the Safe Harbor protection afforded by this act for any such statements.

Those statements involve a number of factors that could cause actual results to differ materially. Listeners are cautioned not to place undo alliance on these statements which reflect our analysis only as of the date they were made.

Additional information concerning these factors is contained in the company’s filing with the FCC. Copies are available from the FCC, from Danka’s Web site danka.com, or from investor relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s new release or on our Web site. As a matter of policy we do not generally make any specific projections as to future results, nor do we endorse any projections regarding future performance that may be made by others outside our company.

Audio replays of this call will be available for a limited time via a special dial-in number and our Web site. Details can be found at danka.com or in our July 26 news release announcing this call.

Now here’s Chairman and CEO, A.D. Frazier.

A.D. Frazier:	Thanks Doug, and good morning all. While it’s been only five weeks since our last call, we’ve been very active in the interim and we’re pleased to be speaking with you again today.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

As you saw in our release the company achieved positive operating income of $1.8 million in the first quarter; despite slightly lower revenues, mostly related to hardware sales in a few select markets. I’ll touch on that in a minute.

This compares with operating losses of $3 million last quarter and $3.9 million the same quarter a year ago.

Our net loss of $5 million for the quarter is an improvement also from losses of $17 million in Q4 and $12.2 million Q1 a year ago. As you can see, we are continuing to make progress on our financial results. And all of our stakeholders — especially our employees — are reacting positively to these improvements.

In a few moments Ed Quibell will discuss and detail the company’s financial performance. Before he does however, let me share just a few insights with you.

First, most operating performance benchmarks are trending positively; including our service revenue which has been essentially flat for the past four quarters. But we still have work to do relative to the equipment top line. This is not surprising as we are reengineering our go to market strategy around local markets in the small to medium sized enterprise customer base.

Our progress has been steady but somewhat uneven. Yet I remain confident that our direction and our actions around stepping and training will fix this.

Second, the positive operating income and EBITDA results the company posted in the first quarter of 2008 directly reflect the focused efforts and contributions of people from all corners of the company. Together we are changing the way Danka competes in the marketplace.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Here are some positive signs we see that may not necessarily be evident in the numbers. Through the recently completed financing plan we have reduced our debt and related interest expenses now $4 million less each quarter.

We’ve launched Danka ESP — our unique mobile field service solution — to enhance customer satisfaction, efficiency improvement, and job satisfaction for our service techs. And we’ll complete the rollout of that new product this quarter.

We’re securing important new customer wins with our go to market approach. For example, in Pinellas County, Florida school system where we’ve been engaged for a district-wide copying and printing solution.

We’ve also won a significant contract with Blue Cross and Blue Shield of Florida to upgrade their copier fleet to connect new MFP’s. And we’ve been awarded a contract to work with the New York City Department of Education to replace 7000 to 9000 competitive units; among others.

We’ve intensified our training programs at every level — including sales and leadership — and participation has increased significantly. For example, the number of training hours has increased by approximately 30% across the board — across the company.

We’ve also certified our first group of Danka Certified Document Sales Professionals as we embark to become a company of experts. We continue to focus on offering our customers the best imaging solutions to match their applications and needs. And in doing so during the quarter Danka was selected by HP to be the first national distributor of its new Edge line color multi-function printer; an achievement we think points to their confidence in our ability to successfully reach this important small to medium sized business market.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

In addition we’re pleased to have sold our first orders for Canon’s brand new imagePRESS C7000VP high end, high volume color digital printer. And we’ll be beginning deliveries of both of these units this month.

All of these are positive signs. They point to the progress we’re making in reshaping Danka. I’ll return to this topic in a few moments. But now I’m going to hand the call over to Ed who will provide you with some color around the information you received in today’s press release. Ed?

Ed Quibell:	Thank you A.D. and good morning. As we mentioned on our last call, we successfully completed our new financing arrangement with GE Capital for $145 million in term and revolving debt; that together with the proceeds from the sale of Europe have been used to repay our existing senior and subordinated bonds.

The new financing and subsequent payoff of our existing debt will result in a lower interest burden this year — starting in our second quarter. On an annualized basis we will achieve an approximate $16 million interest savings as a result of this refinancing.

Now for our discussion on the first quarter results — let’s start with the income statement. Consolidated revenue for the quarter was $106.3 million down from the previous quarter by 6.4%; down by 12.9% from the prior year quarter.

The decline from the previous quarter is a result of a large transaction rolling into the second quarter; some sales productivity issues in certain market, and the ramp up in our recently hired and trained sales force have moved toward targeted productivity.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Retail equipment, supplies, and related sales for the quarter was $46.2 million; down $6.6 million from the previous quarter — $7.9 million from the prior year quarter.

We were disappointed in our equipment sales performance in certain areas that were caused by the reasons I’ve just given. These certain areas are a high management priority going forward.

Retail services revenue was $57.2 million for the quarter; essentially flat for the last three quarters, but down 9.1% when compared to the same quarter in the prior year.

As mentioned last quarter, this quarterly stabilization which now occurred for four consecutive quarters is a positive sign and forms a solid platform from which we can build going forward.

Rental revenue was $2.9 billion for the quarter; down 5.6% from the prior quarter and down 42.7% from the same quarter last year.

Now turning to margins — consolidated gross margin for the first quarter was 36.2% as compared to 32.7% last quarter and 37.1% last year. The increase over last quarter occurred mainly in our services business. Our services margin increased from 33.4% last quarter to 40.1% this quarter; while our equipment sales margin was relatively flat at about 30%.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

I am pleased with this aspect of our performance. It validates that our go to market strategy and focus on correcting our operational methodology and accuracy is finally gaining traction.

For the quarter our operating expenses were $36.3 million or 34.1% of total revenue; compared to $38.1 million or 38.6% percent of revenue last quarter and $40 million for 32.9% of total revenue in the prior year quarter. Our goal is to be at 33% of total revenue which we have target to achieve within the next few quarters.

In this quarter we recorded a $1.3 million restructure charge relating to the timing of the cost reductions we put in place last year. This was partially mitigated by a $920,000 gain on the sale of a building in the UK during the quarter.

This resulted in our operating earnings of $1.8 million compared to $3 million operating loss in the prior quarter; $3.9 million operating from the same quarter in the prior year.

Interest expense was low in the quarter as we did not have the amortization of the debt issue costs that were written off last year and benefited from the $1.8 million interest income. Our interest expense will be even lower in future quarters due to the refinancing.

Tax expense was $700,000 and we recorded a loss from discontinued operations of $1 million. This resulted in a Q1 2008 net loss of $5 million against a $17.1 million net loss last quarter and $12.2 million net loss last year.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Now let’s look at the balance sheet. Net cash and restricted cash totaled $274.7 million as compared to $181.6 million last quarter and $27 million in the prior year. Our increase in cash is a direct result of the new GE financing arrangement which we finalized on June 23, 2007.

Accounts receivables DSO decreased from 33 days last quarter to 32 days this quarter. This positive trend is reflective of the hard work done by our team to approve our billing accuracy resulting in better collections. On year over year basis, the accounts receivables days sales outstanding improved by seven days.

Inventory levels increased slightly to $32.9 million from $31.7 million in the prior quarter, but are down $2.2 million from the prior year first quarter. Accounts payable and accrued expenses of $92 million decreased by $20.1 million from the prior quarter and are down $27.4 million from the last year. The decrease sequentially is due to $12 million interest expense being paid in the quarter and getting our payables in line.

Capital expenditure was $1.7 million for the quarter as compared to $1.6 million in the prior quarter and $1.5 million in the prior year quarter. Although disappointed with the equipment sales number, the margin percentages achieved and the level of experiences generally are indicators that are focus on improving operating income beginning to show tangible results.

Thank you. Now let me hand you back to A.D.

A.D. Frazier:	Thanks Ed. I have a few additional comments before we take questions. Ed identified the factors related to the decline of the equipment sales revenue in the first quarter; mostly an incidental issue in selected markets.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

But I want to reaffirm what I said earlier — these problems are fixable and we’re taking actions now including some leadership changes, additional (unintelligible) prospect, and opportunity management training targeted, and some hiring of seasoned professionals to fix these things.

The service business remains stable as revenue was flat to Q1. That’s for basically four quarters and we’re beginning to see the benefit of our activities around service revenue including focus on increasing color sales units.

For example, during Q1 working closely with our partners Toshiba and Canon is support we appreciate. We increased our color unit sales by 41% compared to last year. In addition volume from color machines is increasing too and as you know, the clicks from color machines have four to five times the value of black and white clicks.

These factors and others are contributing to the stabilization of service revenue and we’re beginning to see this very important indicator better and better. We found and continue to find ways to rationalize our SG&A cost structure; as you can see in the positive year on year and sequential comparisons by delivering even better service to our customers.

We know this because all of the important customer service metrics — for example response times, first color payer rate, service callbacks, and so forth — are consistent with our expectations or are improving.

In addition, we’ve been working to reengineer and expand the role and contribution of our digital solutions center; a help desk and technical center that we think is unrivaled in our industry. And these efforts are paying off as we are now managing through the center 46 more calls than this time last year — with the same staffing I might add.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

And significantly, direct customer contacts have increased by 60%; again contributing positively to customer satisfaction and efficiency by solving problems faster and in many cases eliminating in person calls.

We believe all these factors and those I mentioned earlier in our call around customer wins, new products, mobile field service, refinancing, improvements in operating income are good progress in reshaping the company and we look forward to the quarters ahead in 2008.

I’ll - we’ll be glad to take questions now — Ed or I will — if the operator will organize that.

Operator:	At this time I’d like to remind everyone, in order to ask a question please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Bob Evans with Craig-Hallum Capital.

Bob Evans:	Good morning gentlemen.

Ed Quibell:	Hi Bob.

A.D. Frazier:	Hi Bob. How are you?

Bob Evans:	Good thanks. A few questions — first, on the - you had referenced a few deals that you had won. Did those deals close in this quarter? And can you give us some sense of magnitude of how big they might be - ballpark?

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

A.D. Frazier:	Well, no. They didn’t, they’ll close in Q2. The New York City deal is double-digit millions, Pinellas County is about $7, Blue Cross Blue Shield is about $3 plus.

Bob Evans:	Now I assume that’s not all revenue that hits right away? I mean something’s...

A.D. Frazier:	Yeah, the New York deal hits over time. And the Pinellas County’s reasonably front end loaded and so is Blue Cross Blue Shield. But they’re all good, solid wins for us. And particularly pleasing to me was Pinellas County because we - our home base, our field support office now is in Saint Petersburg, Florida which is in Pinellas County.

And the company’s business and its home - on its home court had suffered over recent years. And so we decided to go and win one and get back into the front page of the business section.

Bob Evans:	Okay, okay. And you said that these are all pieces of business that will hit Q2?

A.D. Frazier:	They will start hitting - yeah. They’re going to hit or start hitting in Q2 yes, absolutely.

Bob Evans:	Okay so - okay that’s great. So Q2 is — at least at this point — starting to set up well from an equipment standpoint.

A.D. Frazier:	You know, I think so. We all make forecasts or predictions, but yeah, I mean you know, Q2 in the past in this company has been traditionally a low quarter. We managed to make it not the low quarter last year because we had a lower third quarter. But we came back from that.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

I think we’re - I’m pleased with the burden of effort that’s going on and these deals are obviously going to contribute to the quarter. So I’m looking - I’m happy.

Bob Evans:	Okay, okay good. And the service gross margin — maybe this is more aimed for Ed — but the service gross margin was, you know, a solid number, 40%. And, you know, that’s historically what you have been able to do, but not the last couple of quarter. Is that a number that can be sustained going forward?

A.D. Frazier:	Yeah less - we were - we took a pummeling in Q4 on service and there was some adjustments and some one time (unintelligible) and so forth. I think that number was abnormally low margin. We’re aiming at a 40% or better service margin throughout to gain - to exit rate at our very high service margin in the 40% or better range.

Yes, I think we can sustain it. I’d like to think that we can maybe improve it a buck or two with the implementation — full implementation — of our mobile field services initiative because this is going to really make our service people not only be able to deliver higher quality service, but do more of it.

Bob Evans:	Okay. And on the service revenue, you’ve been stable now for the last four quarters. Are we close to the point where we can maybe see a service revenue start to grow, although modestly?

A.D. Frazier:	Wouldn’t want to comment on anything about growth or decline or whatever. What we’re so pleased about is here - is that this service revenue decline that came from attrition of analog machines has strategally (sic) wound its way down and we’re now starting to keep things on an even keel with service. And that is just really important as you obviously know.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

And that’s about where I’d like to leave that question.

Bob Evans:	Okay. Maybe putting it a different way — last quarter I believe you said you thought you could, you know, grow maybe albeit modestly for the year. Is that something that you still think is possible?

A.D. Frazier:	I think growth in general on the top line in service and sales revenue is still a possibility for this year. In fact I’m expecting it. We’re not in a high growth kind of an environment as you know; in an industry that’s in high growth.

But when we stabilize our sales force — and we’re beginning to see some traction in that regard — and we start and we continue to build the relationships that we need in the small to medium sized enterprise marketplace, then, you know, I think we can see some increases on the top line. And while they might not be great, we found some good ways to make sure we squeeze every dollar of profit possible out of them.

Bob Evans:	Okay. And can you comment on the new Edge line — product line and kind of your new products — the Canon one? You know, does the Edge line product just cannibalize other sales that you’re going to have, or...

A.D. Frazier:	Well you know...

Bob Evans:	...and same with the Canon product, I mean does that...

A.D. Frazier:	Yeah.

Bob Evans:	...give us a sense of what the potential is?

A.D. Frazier:	Well first off, the new Canon machine is just unbelievable.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Ed Quibell:	(Unintelligible) the market.

A.D. Frazier:	This is - it’s an incredible machine.

Bob Evans:	And it sells for what? Ballpark?

A.D. Frazier:	A lot. I’m not going to quote you a price on it. But it’s expensive. It’s high volume, it’s high volume color and we obviously are high volume — we’ve actually been high volume through selling Kodak’s black and white.

The Canon products is exceptionally good and I would say we’re going to have good results with it.

The Edge line products is a little different for us. I don’t really want it to go after our Canon Toshiba market or other. This site we talked about is really trying to push it into the IT department. HP is a well-known brand in the IT department. More and more IT professionals are starting to get their mitts around the copier business in small companies.

And so we want to see if we can’t push a little bit of a new market focus with this machine. As you know, it is basically priced like a black and white copy and then you can add increments of color. So it’s a very cost effective product for company’s that need a lot of black and white, but need some color, but not a lot.

And we’re glad to have it. We’re the only regional - we’re the only distributor who does have it and we will have it for a while, see how we do.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Bob Evans:	Okay, okay. That’s good to know. And on the - can you comment on the pick now that the debt is paid off and restructured? You know, kind of status there?

A.D. Evans:	Sure. You know, I went around and tried to visit some folks at your meetings and New York and elsewhere a year ago before we did the deal in Europe and obviously before the refinancing. The only questions I got had to do with how are you going to pay your debt?

And so now we’ve done that and so now the only questions I get now are what are you going to do about the pick? So, you know, it’s sort of risen to the level - we are working with Cypress and our financial advisors on that issue. It is an important one for us. It is important to get it resolved and we’re working to do that.

It is not something that we are going to approach in a little bit of the crisis atmosphere that we approached refinancing the debt; because there’s not a ticking clock that says at a certain point you’ve got to pay this or you’re in big trouble.

So both we and Cypress are being very deliberate about how we do this and thinking about what the alternatives might be. But it’s something that I spend a fair amount of time on every week.

Bob Evans:	Okay. Thank you.

A.D. Evans:	Yes sir.

Ed Quibell:	Thanks Bob.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Operator:	At this time I’d like to remind everyone, in order to ask a question please press star then the number 1 on your telephone keypad.

Your next question comes from (Hector Soresides) with (Ethylution).

(Hector Soresides):	Good morning gentlemen.

Ed Quibell:	Hello.

A.D. Frazier:	Hello Hector. How are you?

(Hector Soresides):	Very well, very well.

A.D. Frazier:	I think some of your soggy weather has reached us here in Saint Petersburg; it’s pouring.

(Hector Soresides):	Is it? We’ve had a little bit of sun. So we’ve swapped it for a while. But it is - this afternoon here in London it is raining.

Couple of quick questions — hoping you could give just a little bit of color in terms of how the headcounts has progressed. I know it’s only been a few weeks since we last spoke, but a little bit of insight into how that’s coming through?

A.D. Frazier:	Yeah, I’ll do that.

(Hector Soresides):	Okay. Should we take them in turn then?

A.D. Frazier:	Sure, let’s do it. Our sales headcount is pretty stable from what it was at Q4; about 420 reps. That’s good. I mean, keep in mind that we had well under 400 when we started last year and were basically in crisis mode to get some new people.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

What we’ve been able to do however, is — at our head office — is to reduce significantly all of the support personnel staff as we have automated more and more of the functions that previously were manually done. And as we have improved the billing errors and reduced them so significantly, we don’t have, you know, a backroom full of clerks trying to take the stuff that comes off the computer and reformat it into something the customers will pay on.

So our headcount’s significantly down at the field support office here in Saint Petersburg. All in all we’re down by about 100 people from Q4 to the end of Q1. And that’s a good thing. That’s how we keep the SG&A number down and we’re going to continue to try to use our people wisely and both in Saint Petersburg and in the field.

(Hector Soresides):	Okay, that’s a bunch. Similar vain then — are you expecting any significant one off crosses as you continue to take costs out of the business?

A.D. Frazier:	You mean restructure type things?

(Hector Soresides):	That’s right, yeah.

A.D. Frazier:	I know - this is - we about gotten ourselves down to a good fighting weight here. And I’m proud of the work our staff people have done particularly to use people, resources wisely. And everybody’s always mindful that in a business like ours you just can’t afford a lot of overhead and even if they’re doing good work you’ve got to find ways to keep that cost down.

(Hector Soresides):	Okay. (Unintelligible)...

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Ed Quibell:	I think it does well, you know, we continue to look at our facilities around the country. And as leases come up we look to rationalize those. But that’s just ongoing, continuing, you know, cost management.

(Hector Soresides):	Yeah. No, no that’s fine. You know I appreciate that.

A.D. Frazier:	Last three years I think our lease liability is down by 50%. That’s pretty remarkable. That’s...

(Hector Soresides):	That’s a remarkable...

A.D. Frazier:	A little fair amount of that stunting in the last year. So, you know, we believe we have a tenant for our space here in Saint Petersburg. And of course we structured that out, but it’s going to be a cash flow benefit as well when that starts to take effect.

(Hector Soresides):	Okay. Also — then just final one on hardware sales — just you mentioned in terms of the performance of Q1 that you’d lost some sales into Q2; they’re just rolled over which is fine.

A.D. Frazier:	I say that - we have - the Blue Cross Blue Shield deal has sort of been (unintelligible) about $3 million a little bit over, had been anticipated as part of the business plan. We don’t just normally try to break out, you know, big deals, but part of the business plan in Q1.

And it took a little bit longer to get that fully authorized in the machines and the strategy approved. But that’s okay. These are great customers. We love them and we think they love us. And that was probably $3 million of it. And we had some misses in two other markets that frankly we shouldn’t have had. And so we’ve made some changes.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

(Hector Soresides):	Okay fine. It really was those transactions. And the final point through on that - how good is your visibility in terms of that revenue line as we move forward?

A.D. Frazier:	Well the thing that we did - this - I wish it was like pushing a button and everyone automatically behaves the way you want to. We are getting our arms around the funnels or the pipelines as I call it, and we have 100% visibility to that which has been entered into our Oracle system.

Now the issue is what do you have that’s out there that’s not entered into our Oracle system? And to encourage if not mandate — we’ve mandated — that our sales reps and managers put all their prospects into the sales online; which is not that hard to do, but, you know, instead of people just having them on their three by five cards or pocket notebook or whatever or...

(Hector Soresides):	Yeah, yeah.

A.D. Frazier:	...whatever they think they’re going to get done, we have really good visibility to that which is in the system and pretty good compliance with it. And the funnels are looking better.

(Hector Soresides):	And how does that - okay. Are you able to say how that makes you feel as you look ahead through the year?

A.D. Frazier:	It makes me feel like that we’re - that our people and our approaches are good. What is ever so bedeviling to me is the fact that so much of our business ramps up in the last...

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

(Hector Soresides):	Yeah.

A.D. Frazier:	...part, the last month of the quarter.

(Hector Soresides):	Yeah, yeah.

A.D. Frazier:	And I’d have to say Hector, that, you know, we’ve tried incentives and other things to try to get people to sell earlier in the quarter and so forth. And needless to say we haven’t cracked that nut yet. So there’s always a little bit of the perils of Pauline as you get — not that anybody on this call would know what that metaphor refers to, except you and me — but when you get to the middle of the third month because we know it’s out there and the question is, is it going to get shipped and delivered and billed and then counted?

(Hector Soresides):	Okay. Thank you very much for that.

A.D. Frazier:	Of course. Thank you.

Ed Quibell:	Thanks Hector.

Operator:	At this time again, I would like to remind everyone in order to ask questions please press star then the number 1 on your telephone keypad.

You do have a follow up question from Bob Evans.

Bob Evans:	Hello again. One detail item — stock option expense — how much was it this quarter and what do you expect for the year?

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Ed Quibell:	Well there’s only $200,000; small number. And we don’t anticipate it to get much bigger than that going through the fiscal year. It’s a non cash item as you know.

Bob Evans:	Okay. And core CAPEX, you know, net of rentals — what would you expect that for the year?

Ed Quibell:	We are anticipating core CAPEX to be around $6 million with total CAPEX including rentals at around $10. And we’re pretty much on line with that this quarter with $1.7.

Bob Evans:	Okay so you, you know, given where EBITDA was this quarter and, you know, hopefully should grow as you grow. You should be generating pretty decent free cash flow?

Ed Quibell:	Yeah, I mean, we were pleased with the operating income. And then if you take into account the lowering of the interest and the control of the CAPEX, we are generally reach. We’ll continue and hopefully meet our EBITDA targets through the year.

Bob Evans:	Okay. Okay, and also just a question on, you know, Global Imaging and all the changes that have gone on there, you know, A.D. or Ed can you comment a little bit more on, you know, is that presenting you any opportunities or can you give us a little bit more flavor there in terms of people or business if that’s giving you some opportunities?

A.D. Frazier:	Well you know, we basically took a page out of Global’s playbook in the way we have set up our organization; and that is we give a lot of autonomy and authority to the local market managers.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Now I believe in President Reagan’s very fine dictum of trust but verify. And so we also have put in place lots and lots of tools to keep - make sure that we can keep up with what’s going on.

But Global basically had a lot of local autonomy and gave pricing authority and they had to be able to deliver the machines and could get parts when they needed them and all that business. And we like that approach and we give our people a lot of authority in the field; as opposed to some others who manage more functionally from headquarters.

Well when Global was bought by Xerox they say they’re going to keep it the same way. I, you know, I don’t know. Maybe they will, maybe they won’t. But, you know, we were kind of glad to see that happen because that left us as sort of the last large distributor operating with this MODIS operandi.

And we think Global’s pretty doggone good at it and so we’re glad to see them bought by somebody else. So to that end, that is one observation.

The second thing is that, you know, I’ve had a couple of phone calls from people who work - who are interested in making a change and others have too. You know, people that respond negatively (unintelligible) to uncertainty. But - and we’re certainly there to take care of those Canon and Toshiba customers that may worry that they liked their product and they don’t particularly want to change if change is in the wind.

So it’s not a bad thing for us. It’s actually probably more neutral to slightly positive. And, you know, it’s like I say, it’s not a bad thing.

Bob Evans:	Okay. Thank you.

DANKA

Moderator: Doug Pray

08-02-07/9:00 am CT

Confirmation # 10126364

Ed Quibell:	Thanks Bob.

Operator:	And at this time there are no further questions, sir.

A.D. Frazier:	Thank you so much everybody. We appreciate your being here with us today. As you can see we’re continuing to make progress and we will stick to our game plan and throughout the year we’ll be talking to you again in the next quarter. Thanks again for being with us. Bye-bye.

Operator:	This does conclude today’s conference call. You may now disconnect your lines.

END